Cooper Industries
P.O. Box 4446
Houston, Texas 77210-4446

News Release

For Immediate Release

For information contact:
Mark Doheny
Cooper Industries
713-209-8484
mark.doheny@cooperindustries.com

Cooper Industries Issues Revised Q4 Earnings Guidance
Company expects EPS of $0.70 to $0.80
Company also announces the acquisition of Cyme International

HOUSTON, December 1, 2008 – Cooper Industries, Ltd. (NYSE:CBE) today announced that it expects fourth quarter results of $0.70 to $0.80 earnings per share, exclusive of restructuring charges. Accordingly, expectations for full year 2008 earnings per share results are $3.45 to $3.55 or 10% to 13% higher than the prior year results, exclusive of nonrecurring items.

“As outlined on our November 21st press release, we have seen extraordinary volatility in business conditions over the past few weeks, driven primarily by severe tightening in the credit markets, significant fluctuations in commodity prices and the rapid appreciation of the U.S. dollar,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian. “As a result, we have seen weak orders in both the Electrical and Tools businesses, particularly in the U.S. and Western Europe in the fourth quarter. Consequently, Cooper has taken additional measures that reduce our cost structure and lower our overall levels of inventory in preparation for what we expect to be a continued challenging business environment in 2009.”

“Longer term, we strongly believe that Cooper will emerge from this economic cycle a much stronger company and our sustainable growth model, which is underpinned by participation in solid global markets and disciplined strategic investments in both organic and acquired growth, will resume intact,” stated Hachigian.

Cooper also announced today that it has acquired Cyme International (“Cyme”) of St. Bruno, Quebec, Canada, a leading power engineering software and services provider that enables utility engineers to design, analyze and optimize their networks. Cyme’s products allow utilities

“This acquisition complements Cooper Power Systems’ ability to provide utility customers with comprehensive smartgrid solutions to improve power quality, reliability and efficiency in their transmission and distribution networks,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian. “Cyme’s capabilities in power systems engineering and software development, coupled with our recent acquisitions of Cannon and Cybectec, enable Cooper to provide industry-leading automation solutions and ‘smart’ products that offer enhanced value to our utility customers.”

“Cooper maintains a disciplined acquisition program focused on building out key growth platforms that strengthen the core businesses, adding more end-user specification and technology solutions into the portfolio, and enhancing the global footprint. Cooper has an exceptionally strong balance sheet and we continue to look for opportunities that are tightly aligned with our acquisition strategy, even with the current macroeconomic volatility,” said Hachigian.

Finally, Cooper announced today the appointment of Mark Doheny as Director of Investor Relations. Doheny has worked in a variety of increasingly responsible roles in the Cooper Crouse-Hinds division for the past four years, most recently as the Director of Finance and Controller for the Interconnect business. Doheny replaces Jon Safran, who is transitioning into a commercial role in the Cooper Lighting division.

About Cooper Industries
Cooper Industries, Ltd. (NYSE: CBE) is a global manufacturer with 2007 revenues of $5.9 billion, approximately 87% of which are from electrical products.  Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs.  The Company has eight operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products.  With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety.  In 2007, sixty percent of total sales were to customers in the industrial and utility end-markets and 34% of total sales were

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company’s earnings outlook. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company’s products; 2) changes in raw material, transportation and energy costs; 3) the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans, and cost-control and productivity improvement programs; 4) any disruptions from manufacturing rationalizations and the implementation of the Enterprise Business System; 5) mergers and acquisitions, and their integration; 6) political developments; 7) changes in financial markets including currency exchange fluctuations; 8) changes in legislation and regulations including changes in the tax laws, tax treaties or tax regulations; 9) the timing and amount of share repurchases by the Company; and 10) the resolution of potential liabilities and insurance recoveries resulting from on-going Pneumo-Abex related asbestos claims.

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